EXHIBIT 10.17

CONSULTING AND RESIGNATION AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

This Consulting and Resignation Agreement and General Release of All Claims (the “ Agreement”) is made by and between SciClone Pharmaceuticals, Inc. (“Company”) and Richard A. Waldron (“Employee,” collectively with the Company, hereinafter, the “Parties” or individually, a “Party”) with respect to the following facts:

A. Employee is currently employed by Company pursuant to the terms of an employment agreement dated September 10, 2004 (the “Employment Agreement”) which amended Employee’s offer letter of March 9, 2001.

B. Employee is currently employed by Company as its Executive Vice President and Chief Financial Officer. Employee has determined to voluntarily resign from his employment and officership with the Company, but has agreed to be available to the Company in a limited consulting capacity and the Parties have agreed to the following terms in connection with his resignation.

C. The Parties desire to settle all claims that have, or could have been raised, in relation to Employee’s employment with Company arising out of or in any way related to the acts, transactions or occurrences between Employee and Company to date, including, but not limited to, Employee’s employment with Company or the cessation of that employment, on the terms set forth below.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1. Resignation; Effective Date; Wages, Benefits, Equity and Reimbursable Business Expenses Already Earned/ Accrued. This Agreement will become effective on the eighth day after it is signed by Employee (the “Effective Date”), provided that Employee has not revoked this Agreement (by written notice to the Company) prior to that date. Employee hereby resigns voluntarily from his employment with the Company jointly agreed to be effective as of April 30, 2008 (the “Resignation Date”), and this resignation shall include his resignation from all positions he may hold as an employee, officer, director, registered agent or in any other capacity with the Company or any of its subsidiaries. Employee will need to be reasonably available offsite only by telephone during normal business hours through the Resignation Date and will come to the offices of the Company only at mutually agreed times. No further notice or documentation of such resignations is required by the Company, but Employee agrees to sign any other documents that may be legally necessary in any foreign jurisdiction in connection with such resignation. The Parties have agreed to the language in the press release attached hereto as Exhibit A and each will confirm, in response to inquiries, that the resignation was voluntary and that Employee resigned to pursue an outside professional opportunity while remaining a limited consultant with the Company.

1.1 Whether or not Employee signs this Agreement, the Parties agree that Employee is entitled to timely payment of all statutory wages, benefits, equity and reimbursable expenses earned/ accrued through the Resignation Date (or later if allowed by the underlying Company plan or policy), including without limitation:

•

FY 2007 Management Bonus at the full targeted amount (i.e., $103,500, less any amount already paid by the Company and received by Employee and standard deductions only except also Employee’s maximum 2008 401(k) contribution which the Company agrees to fully match up to the Company’s maximum limit for 2008 of 50%);

•	All salary through April 30, 2008 at Employee’s annual salary of $345,000;

•	All accrued/ unused PTO (350 hours); and

•	Reimbursement of reasonable business expenses incurred on behalf of the Company consistent with Company policy.

1.2 Further, in consideration for Employee’s agreement to the Release in Paragraph 3 below, the Company will provide Employee with:

•

an additional gross total of $345,000, payable in 22 equal installments of $15,681.81 (less mandatory government-required withholdings only) twice each month per the Company’s regular pay cycle beginning on April 15, 2008, provided such date is not earlier than three (3) days after the date of expiration of Employee’s revocation right and Employee has not revoked, and ending February 28, 2009; provided, however, if the first payment is made despite Employee’s revocation, Employee shall immediately pay such amount back to the Company;

•	a pro rata FY 2008 Management Bonus calculated as 25% of the FY 2007 Management Bonus above (i.e., $25,875), less standard deductions only, shall be paid no later than April 30, 2008;

1.3 Health Care Reimbursement. As Employee and his dependents are covered under the Company’s group health plans (including without limitation, for medical, dental and vision), if Employee and/or his eligible dependants either timely elect continued group health care coverage under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and under the terms of the Company’s group health plans, and/or they opt for separate health care insurance coverage, the Company will reimburse Employee for the financial equivalent of what the applicable COBRA premiums for Employee and his eligible dependents could be/ could have been until the earlier of (i) the period ending twenty four (24) months after the Resignation Date; and (ii) the commencement of Employee’s employment with another employer with a comparable or better coverage under its healthcare plans for which the Employee and his dependents qualify; provided, however, that if the taxable portion of the final six (6) months of such COBRA premium equivalent payments would otherwise exceed $15,500, then the Company’s obligation to reimburse Employee for such shall be capped at $15,500.

2. Consulting Terms. Company agrees to provide Employee with the following additional payments and benefits (“Consulting Terms”). Employee acknowledges and agrees that these Consulting Terms constitute adequate legal consideration for the promises and representations made by Employee in this paragraph of the Resignation Agreement.

2.1 Consulting Payments; Availability; Indemnification, etc. Employee agrees that he will make himself reasonably available at mutually agreeable times to the Company as a consultant on past Company financial matters only (but only if not in reasonable potential conflict with obligations to Employee’s prospective and/or then employer or customer) for no more than a maximum of 10 hours per month (unless Employee consents in writing in advance for more time for a particular month) starting on May 1, 2008 and continuing until April 30, 2009 (the “Consulting Period”). The Company agrees that it will pay for such services as follows: a consulting fee at the rate of $300 per hour for all activities undertaken at the request of the Company, including for related preparation, travel and follow-up (the “Activities”). The Company shall be entitled to make telephone inquires of Employee of short duration (i.e., under ten minutes only) without charge, however, if there are more than 2 such calls in a week, Employee may aggregate the time for such calls and the Company will pay for them at the hourly rate. The Company and Employee shall cooperate in the timing of any Activities and such will never be requested that would interfere with any other employment or consulting arrangement Employee may then have. The Company agrees that this Agreement (including the Consulting Terms) does not create any restrictions on Employee’s obtaining employment or consulting of any kind or scope during any portion of the Consulting Period. Furthermore, the Company agrees to indemnify, defend and hold harmless Employee (in addition to continuing such pre-existing protections related to his past employment and officership) also for the Activities to the maximum extent permissible under applicable law and to add Employee as an additional named insured to all its applicable insurance policies at the Company’s additional expense (if any).

2.2 Option Exercise Period. Provided Employee continues to make himself reasonably available to provide consulting services during the Consulting Period as described in Paragraph 2.1 above only, Employee will be entitled to exercise all stock options to acquire common stock of the Company which are vested as of the Resignation Date at any time until the close of business on May 1, 2009.

2.3 Laptop. The Company agrees to provide Employee with free and clear ownership of the Company laptop computer (Model #: PCG-4C1L; Serial #: 281825303605822) and all associated peripherals (e.g., carrying case) that Employee has been most recently using in his Company work. Employee shall return his laptop no later than the Resignation Date and Company shall have the right to remove all Company-related files from such laptop and will deliver the laptop to Employee within ten (10) days of the Resignation Date.

3. Release. Subject to the Company’s full and timely performance of all its obligations under Paragraphs 1 and 2 (each of which is a condition precedent to Employee’s releases in this Agreement) and except as otherwise stated in this Agreement, Employee unconditionally, irrevocably and absolutely releases and discharges Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Company, past and present, as well as Company’s employees, officers, directors, investors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Company, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the California Fair Employment and Housing Act, the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses. Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein. However, this general release is not intended to bar any claims that, by statute, may not be waived, such as claims for unemployment insurance benefits, workers’ compensation benefits and any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement.

3.1 Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

3.2 Employee declares and represents that Employee intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Employee intends the release herein to be final and complete. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

4. Employee Acknowledgement. Employee acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Similarly so subject as to Paragraph 3 above, Employee waives any right which he has or may have under section 1542 to the full extent that he may lawfully waive such rights pertaining to these releases of claims. Nevertheless, none of the waivers and releases anywhere in this Agreement shall waive, release, or limit in any way: a) Employee’s rights that are not subject to waiver by private agreement, including, without limitation, any claims arising under either state unemployment insurance (which Company agrees this Agreement does not limit any right Employee may otherwise later have to such), or workers’ compensation laws; b) Employee’s rights to indemnification, duty to defend, and to be held harmless pursuant to all applicable contractual, statutory and/or common law rights; c) Employee’s legally-vested rights accrued through his employment under any Company or Company-sponsored agreement, benefit or benefit plan (e.g., 401(k), various forms of insurance, stock option plans/agreements); d) Employee’s rights as a current and future Company shareholder and stock option holder; and e) Employee’s rights to enforce the terms of this Agreement.

5. Representation Concerning Filing of Legal Actions; No Knowledge of Claims. Each Party represents that, as of the date of this Agreement, neither has knowingly filed any lawsuits, charges, complaints, petitions, administrative claims or other accusatory pleadings against the other Party or any of their associated Released Parties in any court or with any governmental agency. Further, the Company hereby represents and warrants that, after a reasonable level of investigation, it is unaware of any claims that it or any member of management may have against Employee or of any reasonable basis for such a claim. The Company is not aware of any claim or any assertion of a basis of any claim that any third party may have against Employee.

6. Nondisparagement; Reference Checks. Employee agrees that Employee will not make any voluntary statements, written or oral (or cause or intentionally encourage others to make any such statements) that illegally: defame, disparage or in any way wrongfully criticize the personal and/or business reputations, practices or conduct of Company or any of its other Released Parties. The Company agrees that it will not, through any of the members of its present Board of Directors or its officers, make any critical or disparaging statements about Employee. This non-disparagement provision shall not apply to any truthful statements, or any statements that are reasonably believed by the maker to be true, that are made (a) in response to a subpoena or other legal process, (b) to a governmental or regulatory entity (e.g., any SEC filings), (c) in any legal, arbitral, or mediation proceeding, or (d) as otherwise required by law.

With respect to prospective employment or other background/ reference checks, the Company agrees that it will refer all such inquiries to its Human Resources head citing Company policy and will follow Company policy in responding to such inquiries. Employee will be given the opportunity to add any employment related information into his permanent Company personnel file no later than the Resignation Date.

7. Confidentiality and Return of Property. Employee understands and agrees that all Company property (except pursuant to Paragraph 2.3) must be returned to Company within five business days after the Resignation Date. By signing this Agreement, Employee represents and warrants that Employee will have used his best efforts to locate and return to the Company, all Company property and confidential proprietary documentation belonging to Company and agrees that Employee will not illegally use or disclose to others any confidential or proprietary information of Company or the Released Parties. Should Employee later find any additional Company property or confidential proprietary documentation in his possession, it will not be a breach of this provision if the Employee then promptly provides such to the Company. The Company will reasonably cooperate with the Employee’s removal of his personal property which it represents it has not disturbed and will not disturb and Employee shall have access to the facility to remove such property at agreed times upon reasonable prior notice and prior to April 12, 2008.

8. Continuing Obligations. Employee further agrees to comply with his continuing obligations in the legally enforceable provisions of Company’s proprietary rights and confidentiality agreement previously signed by Employee.

9. No Admissions. By entering into this Resignation Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The Parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

10. Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee is advised to consult with an attorney before executing this Agreement.

10.1 Acknowledgments/Time to Consider. Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Agreement; (b) Employee has been advised in writing to consult with an attorney before executing this Agreement; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; (d) Employee has been given twenty-one (21) days to consider whether or not to enter into this Agreement (although Employee may elect not to use the full 21-day period at Employee’s option); and (e) by signing this Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.

10.2 Revocation/Effective Date. This Agreement shall not become effective or enforceable until the eighth day after Employee signs this Agreement. In other words, Employee may revoke Employee’s acceptance of this Agreement within seven (7) days after the date Employee signs it. Employee’s revocation must be in writing and received by Friedhelm Blobel, SciClone Pharmaceuticals, by 5:00 p.m. Pacific Time on the seventh day in order to be effective. If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this Agreement shall become binding and enforceable on the eighth day (“Effective Date”).

10.3 Preserved Rights of Employee. This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement. In addition, this Agreement does not prohibit Employee from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

11. Severability. In the event any provision of this Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

12. Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by either Party in material breach hereof.

13. Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.

14. Section 409A. The Parties intend that the amounts payable to Employee hereunder are intended to be exempt from the requirements of Code section 409A under Treasury Regulation section 1.409A-1(b)(4) (the “short term deferral” exception). Notwithstanding any other provision of this Agreement, in the event that the Parties determine that the payments do not so qualify for such exception, the Parties shall amend this Agreement (prospectively or retroactively) as necessary to comply with (or be exempt from) Code section 409A and the regulations thereunder. The Parties agree that each periodic payment under this Agreement shall be treated as a separate payment, and the right of the Employee to a series of payments shall be treated as a right to a series of separate payments. In addition, the Parties agree that the intent of this Agreement is that income and benefits provided hereunder are intended to be, and shall be interpreted and construed in favor of satisfying any applicable requirements of and/or exemptions from Section 409A of the Internal Revenue Code (“Section 409A”).

14.1 Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement that is deemed for purposes of Section 409A to be made on account of the Employee’s termination of employment with the Company and which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A (the “Section 409A Regulations”) shall be paid unless and until the Employee has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that the Employee is a “specified employee” within the meaning of the Section 409A Regulations as of the date of the Employee’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Employee’s separation from service shall be paid, unless such payment is permitted pursuant to Regulation Section 1.409A-1(b)(9)(iii), to the Employee before the date (the “Delayed Payment Date”) which is the first day after six months after the date of the Employee’s separation from service or, if earlier, the date of the Employee’s death following such separation from service. All such amounts that would, but for this Paragraph 14, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

14.2 The Company intends that income provided to the Employee pursuant to this Agreement will not be subject to taxation under Section 409A. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to the Employee pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Employee, the Company shall not be responsible for the payment of any applicable taxes incurred by the Employee on compensation paid or provided to the Employee pursuant to this Agreement.

15. Survival and Binding Effect. The terms of this Agreement shall survive and continue in effect after the payments are fully and timely made pursuant to Paragraphs 1 and 2 of this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, beneficiaries, legal representatives, successors and assigns.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. Any executed counterpart delivered by facsimile or other means of electronic transmission shall be deemed an original for all purposes.

17. Entire Agreement; Modification. This Agreement, including the surviving provisions of: the Company’s Employee Proprietary Rights and Confidentiality Agreement previously executed by Employee, and any other plans or agreements incorporated by reference herein (to the extent such plans or agreements are not otherwise replaced, modified or supplemented hereby or herein), is intended to be the entire agreement between the Parties and otherwise supersedes and cancels any and all other and prior agreements, written or oral, between the Parties regarding this subject matter. This Agreement may be amended only by a written instrument executed by all Parties hereto. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THE AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: April 4, 2008		/s/ Richard A. Waldron
Richard A. Waldron

SciClone Pharmaceuticals, Inc.

Dated: April 4, 2008	By:	/s/ Friedhelm Blobel
Friedhelm Blobel Chief Executive Officer

Exhibit A

SciClone Announces Departure of Chief Financial Officer

FOSTER CITY, CA, April 4, 2008 (MARKET WIRE via COMTEX News Network) — SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced that its Executive Vice President and Chief Financial Officer, Richard Waldron has communicated his resignation in order to pursue another professional opportunity.

“The experience that Richard has brought to SciClone has been important to the company and he has been instrumental in many of our efforts over the past several years. We thank him for his contribution to SciClone, and wish him well in his future endeavors” said Friedhelm Blobel, CEO and President.

Mr. Waldron’s resignation will be effective as of month’s end, although he will remain a company consultant for at least one year.

The Company will commence a search for a CFO immediately and Dr. Blobel will serve as Acting Chief Financial Officer while the company conducts the search.